EXHIBIT 107
CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Guess?, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value of $0.01 per share, issuable pursuant to the Registrant’s 2004 Equity Incentive Plan	Other(3)	3,890,000	$16.9775	$66,042,475.00	0.0001531	$10,111.10
Total Offering Amounts					$66,042,475.00		$10,111.10
Total Fee Offsets							—
Net Fee Due							$10,111.10

(1) This Registration Statement covers, in addition to the number of shares of Guess?, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Guess?, Inc. 2004 Equity Incentive Plan, as amended and restated (the “Plan”), as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on December 2, 2024, in accordance with Rule 457(c) of the Securities Act.

(3) Rule 457(c) and Rule 457(h) under the Securities Act.